UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2016

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)(c)(e) On June 8, 2016, as part of an internal reorganization, the Board of Directors (“Board”) of The Mosaic Company (“Mosaic”) removed Anthony T. Brausen from the position of Senior Vice President - Finance and Chief Accounting Officer and appointed Mr. Brausen as Mosaic’s Vice President - Finance, a role in which he will have responsibilities which include certain of Mosaic's business unit finance, accounting and financial reporting activities.  Based on the responsibilities associated with Mr. Brausen’s new role, the Board has determined that he is no longer Mosaic’s principal accounting officer or an executive officer of Mosaic. In connection with these actions, the Compensation Committee of the Board reduced Mr. Brausen’s target bonus under Mosaic’s Management Incentive Plan for 2016 to 50% of his annual base salary.  No other changes to Mr. Brausen’s compensation were made.

In connection with the change in Mr. Brausen’s role, Richard L. Mack, Mosaic’s Executive Vice President and Chief Financial Officer, will assume the responsibilities of principal accounting officer of Mosaic effective on June 8, 2016, and has been designated by the Board as Mosaic’s principal accounting officer effective on that date.  Mr. Mack, 48, has served as Mosaic’s Executive Vice President and Chief Financial Officer since June 2014.  Prior to that time, he served as Mosaic’s Executive Vice President, General Counsel and Corporate Secretary since January 1, 2009 and before that as its Senior Vice President, General Counsel and Corporate Secretary since Mosaic’s formation in October 2004.  Mr. Mack holds a bachelor’s degree in accounting from Minnesota State University-Moorhead, a Juris Doctor from Hamline University School of Law and an MBA from the Kellogg School of Management at Northwestern University.  Mr. Mack’s biographical information is included in Mosaic’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on February 19, 2016 and such information is incorporated herein by reference.  No changes to Mr. Mack’s compensation were made as a result of his designation as Mosaic’s principal accounting officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: June 8, 2016	By:	/s/ Mark J. Isaacson
	Name:	Mark J. Isaacson
	Title:	Senior Vice President, General Counsel
and Corporate Secretary